Exhibit 99.1

FOR IMMEDIATE RELEASE

KMG CHEMICALS REPORTS FOURTH QUARTER AND 2008 YEAR END RESULTS

Fiscal Year 2008 Revenues up 79% to $154 Million

Forecasts Fiscal 2009 Revenues of $200 Million Along with Significantly Improved Profitability

HOUSTON, TX – October 13, 2008 – KMG Chemicals, Inc. (NASDAQ: KMGB), a global provider of specialty chemicals in niche markets, today announced financial results for the fiscal fourth quarter and year ended July 31, 2008.  Effective December 31, 2007, five months into KMG’s fiscal year, the Company acquired an Electronic Chemicals business whose results are included as of the date of acquisition.

For the fourth quarter ended July 31, 2008, net sales were $51.4 million, resulting in $2.0 million of operating income, $1.2 million in income from continuing operations before income taxes, net income of $571,000 and diluted EPS from continuing operations of $0.05.  In the prior fiscal year period, net sales were $23.6 million, resulting in operating income of $3.4 million, $3.3 million in income from continuing operations before income taxes, net income of $2.0 million and diluted EPS from continuing operations of $0.18.  Of the $51.4 million in net sales in the final quarter of fiscal 2008, Animal Health contributed $3.2 million, Wood Treating contributed $21.7 million and Electronic Chemicals contributed $26.4 million.  In the fourth quarter of fiscal 2007, Animal Health generated net sales of $3.7 million and Wood Treating generated $19.9 million respectively.

For fiscal 2008, the Company reported net sales of $154.4 million, a 79% increase over fiscal 2007, primarily due to its Electronic Chemicals acquisition and strong sales in its Creosote segment.  Net income from continuing operations was $5.7 million or $0.50 per diluted share compared to $9.2 million or $0.83 per diluted share in fiscal 2007.  Net income for fiscal 2008 was $5.4 million compared to $8.8 million in fiscal 2007.  The decline in profitability was primarily due to a sales shortfall in two high margin product lines, Animal Health and Penta, along with a dramatic increase in the cost of a Penta raw material.  The shortfall in revenues for each segment occurred primarily in the third fiscal quarter.  Of note, in the first quarter of fiscal year 2008, the Company discontinued operations of its herbicide product line (MSMA), which had comprised its agricultural chemical segment.

Segment Overview

As previously reported, in the second half of fiscal 2008, demand for Animal Health pesticides, particularly high margin ear tag products, was down significantly due to a number of factors, including the delay in the onslaught of the fly season due to unseasonably cool spring weather in key markets, coupled with higher feed, fuel and fertilizer prices, which curtailed discretionary purchases by cattle growers.  As a result, Animal Health sales were $11.7 million in fiscal 2008 compared to $14.1 million in the prior fiscal year.

Commenting on its Animal Health business, Neal Butler, President and CEO of KMG, stated, “Despite the severe downturn in the market during fiscal 2008, the segment still contributed over $1 million to operating income.  We are convinced that Animal Health is a sound market, and we expect to achieve more normalized sales levels domestically in the new fiscal year.  To diversify our customer base and minimize the seasonality of this business, we are moving aggressively to penetrate Latin American markets.  We have received registrations in Puerto Rico, Mexico and Argentina, and initial shipments have been made to all three countries, with shipments to Mexico and Argentina occurring in the first quarter of fiscal 2009.  We have also applied for registrations in Colombia, Venezuela and Brazil and still others are planned.  We have targeted the Latin America market, not only because of its large cattle populations, but also because these countries have either year-round warm weather or are situated below the equator so their seasons are opposite those in the northern hemisphere.”

KMG’s Penta revenues were well ahead of the prior year throughout the first half; however, Penta revenues in the third fiscal quarter of 2008 were substantially lower than the previous year.  The 25% decline in third quarter Penta sales was due to a sharp price increase for #2 oil, which wood treaters use to blend with Penta to treat poles.  Penta revenues were $26.4 million for all of fiscal 2008, down 7% from $28.4 million in fiscal 2007.  A 35% increase in the cost of a key petroleum-based component resulted in higher unit costs and lower gross margins for our main Penta product.  Penta operating profits declined $2.5 million for the year primarily due to the dramatic cost increase for that one component combined with the 7% decline in annual revenues.

For fiscal 2008, Creosote sales volumes were consistent with fiscal 2007 and revenues increased more than 26.5% to $55.2 million, from $43.6 million in fiscal 2007, due to price increases implemented by KMG in fiscal 2008 offsetting the rising cost of purchased Creosote. The price increases resulted in a $300,000 increase in operating profits for the segment, despite an increase in certain operating expenses.  Mr. Butler pointed out, “In the fourth quarter, we saw Penta sales recover close to fourth quarter 2007 levels.  Based on current market intelligence, we believe that fiscal 2009 sales of Creosote and Penta should approximate those of fiscal 2008.  We are however mindful of a possible slowdown in business stemming from cash and credit constraints of our customers, higher energy and raw materials costs, and weakness in general economic conditions throughout North America, all of which could negatively influence utility pole replacement and railroad maintenance programs.”

KMG’s Electronic Chemicals acquisition from Air Products and Chemicals, Inc. has performed well.  The Electronic Chemicals business has grown sales from approximately $91 million during Air Products’ previous fiscal year, to its current annualized run rate of $105 million under KMG’s ownership, representing a more than 15% increase.  Electronic Chemicals contributed $2.1 million in operating income in fiscal 2008.  The business was operated under a transitional services agreement with the seller through September 2008.  Accordingly, 2008 results were adversely impacted by the cost of that agreement with Air Products.  The incremental cost of operating under the transitional services was estimated to be $1.2 million for fiscal 2008.  Additionally, $670,000 of third-party consulting fees were incurred to integrate the acquired business into KMG’s operations and systems.

Discussing expectations for the new fiscal year, Mr. Butler noted, “We are looking for top and bottom line growth in our Electronic Chemicals business.  Net sales growth in 2009 should reflect an increase in unit volume stemming from new and profitable business with several major global customers, coupled with price increases enacted last spring, which should help boost gross profit margins.  These factors, plus the elimination of transitional service fees and integration costs should produce a sizeable improvement in segment operating income.  Transitional services fees paid to Air Products continued for the first two months of fiscal 2009, however, before the final integration was achieved.  Additionally we will see approximately $300,000 of third-party consulting fees associated with the integration project in the first quarter of 2009.”

Balance Sheet Discussion

John V. Sobchak, CFO of KMG, commented, “Turning to our balance sheet, we closed the year with working capital of $31.0 million, long-term debt (including the current portion) of $61.0 million, and shareholders’ equity of $63.7 million.  Using cash flow from operations, we repaid $9.0 million of principal on the debt outstanding at the time we acquired the Electronic Chemicals business, including $3.8 million of the $9 million drawn on our revolver when the transaction closed, and finished the year with $2.6 million in cash.  At year-end, we had $29.8 million of unused borrowing capacity on our revolver.  Reduction of revolver borrowings during the last seven months was lower than anticipated due to the weakness in Animal Health sales in the second half of the year and the fact that the transitional services with Air Products extended through September.”

Looking Forward

Summing up, Mr. Butler noted, “Earnings per share closed almost 40% below 2007, and neither I nor anyone in the KMG organization is satisfied with that result.  Market factors mentioned above were responsible for a decreased demand for several key products which is one reason for our diversification efforts to aggressively expand into a new market sector and into new areas of the globe.  As we have stated previously, we expect fiscal 2009 net sales in excess of $200 million and a significantly improved profit picture.  In addition to the cost savings mentioned earlier in connection with the Electronic Chemicals business, we will see a $1.2 million reduction in amortization expense associated with certain intangible assets, primarily attributable to the June 2005 Penta acquisition.  The reduction in amortization expense will begin in January 2009.  We’ve also taken important measures to offset rising raw material costs by implementing price increases for our Wood Treating and Electronic Chemicals products, especially those tied to rising petroleum prices.  Lastly, we see our expansion into the Latin American market for our Animal Health products as a key growth driver.”

Mr. Butler concluded, “In 2008, we worked hard on the successful integration of the Electronic Chemicals segment, which entailed major enhancements to our corporate infrastructure.  These upgrades in IT, human resource management, process controls, and management bench strength, not only support the far larger organization we have become, but should also produce integration efficiencies for future acquisitions.  We continue to focus on internal growth where possible, making those businesses more efficient and productive while exploring additional stable chemical product lines in the Animal Health and Electronic Chemicals segments.  We continue to search for businesses that have significant market positions and would be accretive to our cash flow and earnings.  The current economic situation should present additional acquisition opportunities at very attractive multiples.  We will use fiscal 2009 to prepare the way for our next acquisition, which we look to consummate in fiscal 2010.  In the meantime, we will use cash flow from operations to pay down debt and reload our balance sheet.”

Conference Call

Messrs. Butler and Sobchak will conduct a conference call focusing on the financial results at 10:00 a.m. ET today, Monday, October 13, 2008.  Interested parties may participate in the call by dialing 866-861-6730.  Please call in 10 minutes before the call is scheduled to begin, and ask for the KMGB call.

The conference call will also be webcast live via the Investor Relations section of KMG’s website at www.kmgchemicals.com.  To listen to the live call please go to the website at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived on the website.

About KMG

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to niche markets.  The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes.  Its current operations are focused on the wood treatment, electronic, and agricultural chemical markets.  For more information, visit the Company’s web site at www.kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contacts:

John V. Sobchak	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
KMG Chemicals, Inc.	Melissa Dixon
713-600-3814	212-836-9613
JSobchak@kmgchemicals.com	MDixon@equityny.com
www.kmgchemicals.com

Linda Latman
212-836-9609
LLatman@equityny.com
www.theequitygroup.com

(See accompanying tables)

KMG Chemicals, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended July 31,		Year Ended July 31,
	2008	2007	2008	2007

NET SALES	$51,360	23,595	$154,394	$86,171
COST OF SALES	36,553	16,133	107,563	55,735
Gross Profit	14,807	7,462	46,831	30,436
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	12,766	4,088	35,338	15,318
Operating income	2,041	3,374	11,493	15,118
OTHER INCOME (EXPENSE):
Interest & dividend income	2	161	438	560
Interest expense	(880)	(230)	(2,670)	(945)
Other	(10)	28	(55)	6
Total other income (expense), net	(888)	(41)	(2,287)	(379)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	1,153	3,333	9,206	14,739
Provision for income taxes	(553)	(1,390)	(3,550)	(5,576)
INCOME FROM CONTINUING OPERATIONS	600	1,943	5,656	9,163

DISCONTINUED OPERATIONS
Loss from discontinued operations, before taxes	(22)	120	(425)	(533)
Income tax benefit	(7)	(21)	144	219
Loss from discontinued operations	(29)	99	(281)	(314)
NET INCOME	571	2,042	$5,375	$8,849

EARNINGS PER SHARE:
Basic
Income from continuing operations	$0.05	0.18	$0.52	$0.87
Income (Loss) from discontinued operations	—	0.01	(0.03)	(0.03)
Net Income	$0.05	0.19	$0.49	$0.84
Diluted
Income from continuing operations	$0.05	0.18	$0.50	$0.83
Income (Loss) from discontinued operations	—	0.01	(0.02)	(0.03)
Net Income	$0.05	0.19	$0.48	$0.80
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	11,006	10,688	10,978	10,573
Diluted	11,228	11,195	11,232	11,034

Balance Sheet Highlights

(In thousands)

(UNAUDITED)

	July 31,	July 31,
	2008	2007

Cash and cash equivalents	$2,605	$16,004

Net working capital	30,976	28,669

Total assets	155,798	81,233

Long-term debt, including current portion	61,016	14,124

Shareholders’ Equity	$63,687	$56,410